Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan of our reports dated March 1, 2016, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc. and the effectiveness of internal control over financial reporting of Nationstar Mortgage Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
September 9, 2016